UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant  ☐

Filed by a party other than the registrant  ☒

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting material pursuant to Section 240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified in Its Charter)

WM ARGYLE FUND, LLC JAY DOUGLAS ARMBURGER RYAN BOGENSCHNEIDER CHRISTINE M. CANDELA JAMES M. ROBINSON IV
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 21, 2023, the WM Argyle Group, LLC issued the following press release:

WM Argyle Fund Files Preliminary Proxy Materials for the Election of Directors at the 2023 Annual Meeting of Broadwind, Inc.

Milwaukee, WI – March 21, 2023 – WM Argyle Fund, LLC (the “Fund”), an investment fund created to invest in and revitalize Broadwind, Inc. (NASDAQ: BWEN) (“Broadwind” or the “Company”), today announced that it has filed preliminary proxy materials with the SEC proposing the election of its nominees to the Broadwind Board of Directors (the "Broadwind Board") at the 2023 Annual Meeting of Stockholders.

On January 18, 2023, the Fund announced its intention to nominate six new directors to the Broadwind Board, stating its belief that Broadwind had demonstrated chronic underperformance, made value-destroying strategic errors, and granted excessive compensation to its top executives. The Fund also stated its view that Broadwind has exceptional potential to create value for the benefit all shareholders in the years ahead with a reconstituted Broadwind Board and strategy for renewal.

Since that time, many shareholders have expressed support and encouragement for the Fund’s efforts, welcoming the opportunity to bring fresh leadership, insight and experience to the Broadwind Board. Shareholders also acknowledged the value of continuity and institutional knowledge as the Broadwind Board develops a strategy to reinvigorate the Company and achieve sustained profitability. Accordingly, based on such feedback, the Fund has reduced the number of its proposed nominees to three nominees for election to the six-member Broadwind Board, consisting of the following: Christine Candela, James Robinson and Ryan Bogenschneider.

The Fund believes its nominees are highly qualified and possesses the right mix of skills and experience to ensure that the Broadwind Board takes the right steps to provide accountability and enhance shareholder value.

While the Fund remains open to working with the Company to find a resolution that is in the best interests of stockholders, it will continue to engage with fellow stockholders and present more information on its nominees in the weeks ahead.

About WM Argyle Fund

WM Argyle Fund, LLC is an investment fund specifically created to invest in Broadwind. We believe the Company has been underperforming due to strategic errors, operational inefficiencies, and inattentive governance. We are looking to ensure the long-term performance of the Company by reconstituting the Broadwind Board with new members. For more information, visit: www.BWEN2023.com.

Important Information

WM Argyle Fund, LLC, Jay Douglas Armburger, Ryan Bogenschneider, Christine M. Candela and James M. Robinson IV (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN universal proxy card to be used in connection with the solicitation of proxies from the stockholders of Broadwind, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN universal proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. In addition, the Participants in this Proxy Solicitation will provide copies of the proxy statement without charge, when available, upon request. Requests for copies should be directed to the Participants proxy solicitor.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on March 21, 2023. This document is available free of charge from the source indicated above.

Contacts:

Investors

InvestorCom LLC
John Glenn Grau, 203-972-9300
info@investor-com.com

Media

Mahony Partners
Richard Mahony, 917-257-6811
info@mahonypartners.com

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